                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ---------

                            COMMUNITY WEST BANCSHARES
             (Exact Name of Registrant as Specified in Its Charter)

        California                                            77-0446957
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification No.)


                              5827 Hollister Avenue
                            Goleta, California 93117
           (Address of Principal Executive Offices Including Zip Code)

                            COMMUNITY WEST BANCSHARES
                             1997 STOCK OPTION PLAN
                            (Full Title of the Plan)
                                    ---------

                               Llewellyn W. Stone
                      President and Chief Executive Officer
                              5827 Hollister Avenue
                            Goleta, California 93117
                     (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (805) 683-4944

                         Copy to:
                         Arthur A. Coren, Esq.
                         HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
                         21700 Oxnard Street, Suite 1400
                         Woodland Hills, California 91367
                         (818) 340-6100

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================
                                                   Proposed               Proposed
                                                    Maximum                Maximum                Amount of
Title of Securities          Amount to be        Offering Price           Aggregate             Registration
to be Registered              Registered           Per Share            Offering Price               Fee
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Common Stock,                456,427 shares         $18.00(1)           $8,215,686(1)              $2,425
 No Par Value

=================================================================================================================





   (1) Estimated solely for the purposes of calculating the registration fee on the basis of the average of the high and low sales price for the Common Stock, $2.50 par value per share, of Goleta National Bank within five
        (5) business days prior to the date of filing in accordance with Securities Act Rule 457(c).

                                  Introduction

        Goleta National Bank (the "Bank") is a California state-chartered community bank located in Goleta, California. The Board of Directors determined that it was in the best interest of the Bank and its shareholders to form a one bank holding company to remain competitive in the Bank's market area. Toward that end, Community West Bancshares (the "Registrant") was formed as a California corporation. Under the terms of the Plan of Reorganization and Consolidation Agreement (the "Reorganization Agreement") adopted by the Board of Directors of Registrant and Bank and approved by the requisite vote of the Bank's shareholders at a Special Meeting of Shareholders held on October 30, 1997, the shareholders of the Bank will receive shares of Registrant's Common Stock and Warrants to purchase Common Stock of the Registrant on a one-for-one basis at the effective time of the reorganization. Upon consummation of the reorganization, the shareholders of the Bank will become the shareholders of the Registrant and the Bank will be the wholly-owned subsidiary of the Registrant. The shareholders of the Registrant will have the same rights, preferences and privileges as they did as shareholders of the Bank. It is anticipated that the reorganization will be consummated effective December 31, 1997.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*Information required by Part I of Form S-8 to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement pursuant to the instructions set forth in the Note to Part I of Form S-8.

                                       ***

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents heretofore filed by the Bank with the Office of the Comptroller of the Currency (the "Comptroller") in accordance with Section 12 (i) of the Securities Exchange Act of 1934, are incorporated by reference in this Registration Statement:

        (a) Annual Report on Form 10-K for Goleta National Bank for the fiscal year ended December 31, 1996;

        (b) Quarterly Reports on Form 10-Q for Goleta National Bank for the quarters ended March 31, June 30, and September 30, 1997; and

        (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 31, 1997, including any amendment or report heretofore or hereafter filed for the purpose of updating the description of the Registrant's Common Stock contained therein.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Bylaws provide that the Registrant shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of the Registrant. Furthermore, pursuant to Registrant's Bylaws, the Registrant has power to, to the maximum extent and in the manner permitted by the Code, indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Registrant.

        Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        The Registrant's Articles of Incorporation provides that to the fullest extent permitted by the Code as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The Code permits California corporations to include in their articles of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under a contract or transaction between the corporation and a director or between the corporation and any corporation in which one more of its directors has a material financial interest, or (vii) for approving any of the following corporate actions, (1) the making of any distribution to its shareholders that would cause the corporation to be unable to meet its liabilities, (2) the making of any distribution to the corporation's shareholders on any shares of its stock of any class or series that are junior to outstanding shares of any other class or series with respect to distribution of assets on liquidation if, after giving effect thereto, the excess of its assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) over its liabilities (not including deferred taxes, deferred income and other deferred credits) would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made; provided, however, that for the purpose of applying the aforementioned to a distribution by a corporation of cash or property in payment by the corporation in connection with the purchase of its shares, there shall be deducted from liabilities all amounts that had been previously added thereto with respect to obligations incurred in connection with the corporation's repurchase of its shares and reflected on the corporation's balance sheet, but not in excess of the principal of the obligations that will remain unpaid after the distribution; provided, further, that no deduction from liabilities shall occur on account of any obligation that is a distribution to the corporation's shareholders at the time the obligation is incurred, (3)the distribution of assets to shareholders after institution of dissolution proceeding of the corporation, without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set by the court in a notice given to creditors under Chapters 18, 19 and 20, (4) the making of any loan to or guarantee the obligation of any director or officer, unless the transaction is approved by a majority of the shareholders to act thereon, or
(5) the making of any loan to or guarantee the obligation of, any person upon the security of shares of the corporation or of its parent if the corporation's recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guarantee is adequately secured without considering these shares, or the loan or guaranty is approved by a majority of the shareholders entitled to act thereon.

        The Bank is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws and it is anticipated that the Registrant will assume that policy on its and the Bank's behalf.

        The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number                              Description

4.1                          Community West Bancshares 1997 Stock Option Plan

4.2                          Form of Stock Option Agreement

5 Legal Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. with respect to the validity of the shares of Common Stock underlying options registered hereby

15                           Not Applicable

23.1                         Consent of Horgan, Rosen, Beckham & Coren, L.L.P.
                             (Included in Exhibit 5)

23.2                         Consent of Deloitte & Touche LLP

24                           Not Applicable

99                           Plan of Reorganization and Consolidation Agreement


ITEM 9.  UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                      (i)    To include any prospectus required by
               Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective addlement thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that the undertakings set forth in paragraphs
        (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
        Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the unincorporated area of Goleta, Santa Barbara County, State of California on the 31st day of December, 1997.


                                     Community West Bancshares


                                     By: /s/ Llewellyn W. Stone
                                        --------------------------------------
                                         Llewellyn W. Stone

                                         President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                   TITLE                                          DATE
---------                                   -----                                          ----


/S/ Llewellyn W. Stone                      President, Chief                        December 31, 1997
---------------------------------             Executive Officer and
Llewellyn W. Stone                          Director
                                            (Principal Executive
                                            Officer)


/S/ C. Randy  Shaffer                       Executive Vice President                December 31, 1997
---------------------------------             and Chief Financial
C. Randy  Shaffer                           Officer (Principal Financial Officer)


/S/ Michael A. Alexander                    Chairman of the Board                   December 31, 1997
---------------------------------
Michael A. Alexander


/S/ Mounir R. Ashamalla
---------------------------------           Director                                December 31, 1997
Mounir R. Ashamalla


/S/ Robert H. Bartlein                      Director                                December 31, 1997
---------------------------------
Robert H. Bartlein


/S/ Jean W. Blois                           Director
---------------------------------                                                   December 31, 1996
Jean W. Blois


/S/ John D. Illgen                          Director                                December 31, 1997
---------------------------------
John D. Illgen


/S/ John D. Markel                          Vice Chairman of the Board              December 31, 1997
---------------------------------
John D. Markel


/S/ Michel Nellis                           Secretary and                           December 31, 1997
---------------------------------             Director (Director)
Michel Nellis


                                            Director
---------------------------------                                                   December   , 1997
William R. Peeples


                                            Director
---------------------------------                                                   December   , 1997
James R. Sims, Jr.